Exhibit 99.4

THIRD AMENDMENT

TO

THE FIRSTMERIT CORPORATION AND AFFILIATES

EMPLOYEES’ SALARY SAVINGS RETIREMENT PLAN

(as amended and restated effective January 1, 2007)

WHEREAS, FirstMerit Corporation (“Employer”) has established The FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of the Plan’s Participating Employers; and

WHEREAS, Section 18.1 of the Plan provides that FirstMerit Corporation may amend the Plan on behalf of its eligible employees and the eligible employees of the Participating Employers; and

WHEREAS, the Plan has been amended and restated effective generally on and after January 1, 2007; and

WHEREAS, FirstMerit Corporation (“Employer”) has acquired the operations of George Washington Savings Bank, a bank headquartered in Orland Park, Illinois; and

WHEREAS, the following provisions of the Plan shall apply to Employees of FirstMerit Corporation who, immediately prior to the date the assets of the George Washington Savings Bank were acquired by FirstMerit Corporation, were employed by George Washington Savings Bank [“George Washington Savings Bank Employee(s)”];

NOW THEREFORE, The Plan shall be amended as follows:

1. Each George Washington Savings Bank Employee shall:

(a) be considered as being hired by the Employer as of February 20, 2010; and

(b) become a Member and (i) eligible to commence participation in the Plan for the purpose of making Employee 401(k) Contributions pursuant to Section 5.2 and 5.3, and receiving Matching Contributions pursuant to Section 5.4, effective on and after April 1, 2010, provided such individuals have attained the age of 21 by such date; and (ii) receive contributions in accordance with Section 5.1 (Discretionary Employer Contributions), Section 5.11 (Employer Profit Sharing Contributions) and Section 5.12 (Retirement Income Contributions), effective on and after April 1, 2010 For the purpose of this paragraph (b)(ii), a George Washington Saving Bank Employee’s Compensation shall only include amounts credited to such person on and after February 20, 2010.

2. The Plan will not accept any loans held by George Washington Savings Bank Employees from its current profit sharing plan.

IN WITNESS WHEREOF, the undersigned has executed this amendment effective as set forth above.

FIRSTMERIT CORPORATION

By:	/s/ Christopher J. Maurer

Print Name:	Christopher J. Maurer

Title:	Executive Vice President

Date: 3-17-10